Exhibit 99.1

SWS Group, Inc. Records Investment Impairment in June Quarter,

Expects Write-Down Related to Correspondent in September Quarter

DALLAS, August 12, 2009 — SWS Group, Inc. (NYSE: SWS) reported today that declines in the value of two common stocks it holds as investments – NYSE Euronext (NYX) and U.S. Home Systems, Inc. (USHS) – have been designated “other than temporary” impairments in the quarter ended June 26, 2009.

This classification is expected to lower diluted earnings per share for the quarter and fiscal year ended June 26, 2009 by approximately 12 cents. SWS Group expects to report net revenues for the June 2009 quarter in the range of $97 million to $99 million and diluted earnings per share after the adjustment in the range of 12 cents to 14 cents. Management said each of the company’s business segments was profitable for fiscal 2009.

The company also said it expects to incur a pre-tax loss of up to $6.3 million in the quarter ending September 25, 2009, as a result of a clearing correspondent’s short sale of more than 2 million shares of stock. The loss is net of substantial equity that was on deposit by the correspondent customer. This was a new correspondent trading directly with an exchange, and the transaction resulted in an unsecured receivable. The firm will take a charge against first quarter fiscal 2010 earnings to fully reserve for this receivable. The firm is making every effort to recover this loss. The actual amount of the loss will depend on the amount of any recovery received from the correspondent.

“Historically, our risk procedures have been adequate to prevent losses of this type,” said SWS Group, Inc. President and CEO Donald W. Hultgren. “The firm is conducting a comprehensive review of its policies and procedures surrounding this area. We have made several immediate changes to our policies and are in the process of implementing additional, appropriate procedures to prevent losses of this type in the future.”

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SWS Group Announces Anticipated Results for June 2009 Quarter / 2

Regarding the NYX and USHS investments, Mr. Hultgren said accounting rules require recording the decline in market value through the income statement. He noted, however, that the value of the investments is separate and distinct from the company’s operating results and that the adjustment will have no impact on the company’s book value.

SWS based its “other than temporary” accounting assessment of the impairment of the value of the NYX and USHS shares on the length of time and the extent to which the market value has been less than cost. The evaluation resulted in recording the declines in value as realized losses and resulted in a downward revision of each investment’s cost basis. Future changes in value of these stocks will be recorded in other comprehensive income.

The anticipated financial results are based on management’s initial analysis of operations for the quarter ended June 26, 2009. SWS Group will announce its final results for the quarter after the market close on Wednesday, August 26, 2009 as planned. The company’s discussion of fourth quarter 2009 earnings with market professionals will take place on Thursday, August 27, 2009 at 9 a.m. Central Daylight Time. A webcast of the meeting will be available to individual investors and other interested parties on the SWS Group Web site at www.swsgroupinc.com where it will also be archived for 30 days following the meeting.

SWS Group, Inc. is a Dallas-based financial services company offering a broad range of services through its subsidiaries – Southwest Securities, Inc., Southwest Securities, FSB and SWS Financial Services, Inc. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS.

Forward-Looking Statements

This news release contains forward-looking statements. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of our control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, availability of lines of credit, customer margin loan activity, creditworthiness of our correspondents and customers, demand for housing, and other factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the Securities and Exchange Commission.

(MORE)

SWS Group Announces Anticipated Results for June 2009 Quarter / 3

The financial information set forth in this news release reflects estimates based on information available at this time. These amounts could differ from actual reported amounts stated in SWS Group’s fiscal fourth quarter 2009 earnings report to be issued on August 26, 2009, and in our Annual Report on Form 10-K for the 2009 fiscal year, which the Company expects to file on or about September 9, 2009. SWS Group does not undertake an obligation to update forward-looking statements, except as may be required by law.

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CONTACT:	Jim Bowman, Vice President - Corporate Communications, (214) 859-9335
jbowman@swst.com